Exhibit 10.1

TERMINATION AGREEMENT

between

Chemours international operations sàrl, chemin du Pavillon 2, 1218 Le Grand-Saconnex
(the "Employer" or the "Company")

and

Thierry vanlancker, Route de Vesegnin 434, Vesegnin, 01280, France,
(the "Employee", and together with the "Employer", the "Parties")

PREAMBLE

Whereas:

(a)	The Employee has worked for the Company with seniority date September 1, 1988.

(b)	The Company has terminated the Employee's employment contract on April 28, 2016 with effect from July 31, 2016, in accordance with the three-month notice period.

(c)	The Parties have decided on a common understanding resulting in an appropriate form of settlement about the termination of the employment contract (hereinafter "Agreement").

NOW, THEREFORE, the Parties agree as follows:

1.	TERMINATION

The employment relationship will end on July 31, 2016 (Termination Date), without any extension.

2.	REMUNERATION AND BENEFITS

2.1.The contractual salary will be paid until the Termination Date.

2.2.	All outstanding leave at the end of the employment relationship will be paid.

2.3.
The Annual Incentive Plan 2016 prorated opportunity will be paid to the Employee based on time employed through the Termination Date and based on actual results. According to the Annual Incentive Plan, Section 16, as an officer the Employee will be paid 100% on Chemours financial results.

2.4.
The Employee is entitled to exercise his vested options according to the vesting schedule during the one-year period following the Termination Date, as if the Employee had not been separated. For clarity, the terms of the non-competition provision of this Termination Agreement shall prevail over other non-competition provisions in the RSU plans.

2.5.	Restricted Stock Units awarded as part of the annual award to eligible employees will automatically vest as of the Termination Date.

2.6.
The Employee shall remain eligible to vest in the performance-vested Restricted Stock Unit award granted August 4, 2015 subject to the satisfaction of the performance condition and in accordance with the terms and conditions of the award.

2.7.	The Special Award granted on August 6, 2013 consisting of 135,774 shares, scheduled to cliff vest August 6, 2017 will be forfeited at the Termination Date.

2.8.	Performance Share Units remain subject to the original performance period and will be prorated for the number of months of service completed during the performance period and based on actual results.

2.9.	To the extent required by the applicable laws and regulations, the above mentioned payments may be subject to social security contributions.

3.	RETURN OF DOCUMENTS AND ITEMS

On the Termination Date or earlier upon request, the Employee shall return to the Company all originals and copies of all files, books, manuals, records, lists, printouts, software, and any other documents, materials, and information of the Company, including, without limitation, any documents or other information prepared by him, or on his behalf, or provided to him in connection with his duties while employed by the Company, such as all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies therefore, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, electronic, digital, audio, video, microfiche, imaged, drawn, or any other means of recording or storing documents or other information. Furthermore, the Employee has to delete all confidential information that is stored on, or has been download or forwarded to any private computer or email account.
The Employee shall also return to the Company all property of the Company in his possession or under his control, including, but not limited to, all keys, identification badge, parking tag, personal computer, laptop, smartphone, any company-related credit cards, telephone cards and other equipment of any kind.

4.	CONFIDENTIALITY DUTIES
After the end of employment relationship, the Employee shall remain subject to the duty of confidentiality. Unless the Employee first obtains the Company's written consent, he will not disclose or use at any time any trade secret, technical or nontechnical confidential information of Chemours of which he became aware during his work for the Company, except where such disclosure is required by law.

5.	NON-DISPARAGEMENT

Employee agrees to refrain from making any disparaging or defamatory statements, whether written or oral, online or in any forum, about The Chemours Company, his experiences with the Chemours Company or the people for and with whom he worked at The Chemours Company. Likewise, The Chemours Company agrees to refrain from making any disparaging or defamatory statements, whether written or oral, online or in any forum, about the Employee, Employee’s work or its experiences with the Employee.

6.	NON-COMPETITION UNDERTAKINGS

6.1.
The Employee acknowledges that, due to his position, he had access to and benefited from trade secrets and confidential information of the Company and of other Chemours group companies and had access to the customers and business contacts of the Company and of other Chemours group companies, which are active worldwide.

6.2.	From now and for a period of eighteen (18) months after the Termination Date, the Employee undertakes not to,

a.
Engage-whether in his own name and/or as a service provider for a third party - in activities which are entirely or in part the same as or similar to the activities in which the Employee engaged at any time during the eighteen months preceding the termination of his employment with Chemours for any person, company or entity in connection with the Fluoroproducts business, including but not limited to the products under:https://www.chemours.com/businesses-and-products/fluoroproducts/, as well as services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which Employee worked at any time during the eighteen months preceding termination of his employment (the “Business”). The Non-Competition geographical scope is worldwide.

For clarity the scope of the non-compete obligation shall not affect activities of the Employee for third parties for the promotion or sale of Chemours products or services, provided always said third parties only promote or sell Chemours products or services.

b.
Directly or indirectly approach or solicit, either for his/her own account or for the account of any third party, worldwide, any client or business contact of the Company or the Business of any person, firm, partnership, corporation or other entity in order to incite them to do business with any entity which competes with the Company and any Chemours group companies in the Business;

c.
Directly or indirectly approach or solicit, either for his/her own account or for the account of any third party, worldwide, any officer, director and employee of the Company or the business of any person, firm, partnership, corporation or other entity in order to incite them to join, in any capacity, a business that competes with the Company or any Chemours group companies in the Business.

6.3.
In case of breach by the Employee of his undertakings as per article 6.2 here above shall entitle the Company to a penalty of an amount corresponding to 25% of the Employee's annual last basic salary per breach, which shall become immediately due and payable by the Employee, without releasing the Employee from his obligation not to compete, without prejudice to the right of the Company to claim any damages. In addition, the Company shall have the right to seek injunctive relief to demand that the Employee ceases forthwith to act in violation of his obligations not to compete

7.	TERMINATION PAYMENTS

7.1.
The Employer offers the Employee to benefit from the services of an outplacement company and will pay the costs of the services up to the amount of CHF 9,000 - tax inclusive. This outplacement must be initiated by the end of the employment relationship failing which the Employee will be deemed not to be interested to benefit from it and will lose the right to claim such support.

7.2.
If the Employee does not dispute that the contract ended on July 31, 2016 and if the Employee confirms once again in writing his consent to this Agreement after September 1, 2016 but before December 1, 2016, the Company will pay to the Employee the following voluntary payment:

a.
A severance payment in the amount of CHF 564,005 - gross, corresponding to one year’s Employee's last fixed base salary. The Employee hereby confirms that this termination payment is a suitable and adequate counterpart notably to his waiver of rights as per article 9 hereunder. The severance will be paid with the last salary payment in July 2016.

b.	A payment in the amount of CHF 846,007 - gross, as counterpart for the non-competition undertaking as per article 6 here above. The Employee hereby confirms that this payment is a suitable and adequate counterpart for his undertaking. The payment will be made in two equal instalments, the first time in August 2016, and the second one no later than one month after the end of December 2017. In case of breach by the Employee of his undertakings as per article 6.2.a) b) or c) here above, the Employee will not be entitled to receive the second instalment. If an instalment has been paid without knowledge of an incurred breach, the Employer is entitled to claim back the paid instalment.

If, for any reason the Employee disputes the validity of part or all the Termination Agreement , including but not limited to the validity of the non-compete clause under provision 6 or the Waiver under provision 9, or that the contract ended on July 31, 2016, and/or if the Employee does not confirm once again in writing his consent to this Termination Agreement after September 1, 2016 but before December 1, 2016, then provision 7.2 b) shall become null and void, and Employee will reimburse the Employer any amount received according to provision 7.2 b) but the Termination Date shall remain valid. For clarity if the Employee does not confirm his consent to the Termination Agreement after September 1, 2016 but before December 1, 2016, the payments under provision 2 of this Termination Agreement shall remain valid, as well as the severance payment under 7.2 a). For further clarity the Special Award granted on August 6, 2013 consisting of 135,774 shares, scheduled to cliff vest August 6, 2017 shall be forfeited on the Termination Date even if the Employee does not confirm his consent to the Termination Agreement after September 1, 2016, but before December 1, 2016.
To the extent required by the applicable laws and regulations, the termination payment may be subject to social security contributions.

8.	WORK CERTIFICATE
At the end of the employment relationship, the Company will provide the Employee with a final work certificate. An intermediate work certificate will be provided earlier on the Employee's request.

9.	WAIVER

9.1.	This Termination Agreement constitutes the entire agreement between the Parties with respect to the termination of the Employee’s employment relationship with the Company.

9.2.
Subject to the Employer’s fulfilment of its obligations herein, the Employee hereby unconditionally and irrevocably waives, releases, and forever discharges the Company, any affiliated companies and any of their officers, directors and employees from any and all further claims, liabilities, rights, debts, demands for payment, or other relief whatsoever that he had or may have against the Company or any affiliated companies, or their employees and representatives, for or by reason of, or in any way arising out of, the employment relationship and its termination.

9.3.	The Employee acknowledges that he had suitable time to think over this Agreement and to consult any counsel of his own choosing before signing this Agreement.

10.	MISCELLANEOUS

10.1.	Any amendments or additions to this Termination Agreement must be in writing.

10.2.
Should any single or several provisions of this Termination Agreement be or become invalid, the other provisions shall not be affected. Invalid provisions shall be substituted with provisions which come closest to the intended purpose.

10.3.	The Company will provide the Employee with a further communication concerning insurance coverage before the Termination Date.

11.	APPLICABLE LAW
The construction, validity and performance of the Agreement and all matters pertaining thereto will be governed in all respects by Swiss Law and shall be subject to the exclusive jurisdiction of the Courts of Geneva to which jurisdiction both parties hereto irrevocably submit.

Chemours International Operations Sàrl        Thierry Vanlancker

José Luis Badía
Manager

Signature: /s/ José Luis Badía            Signature: /s/ Thierry Vanlancker

Date and Place:    July 21, 2016   Geneva        Date and Place: July 21, 2016 Shanghai